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                                                                   EXHIBIT 10.12
November 28, 1997

Mr. Allen Karp
President and Chief Executive Officer
Cineplex Odeon Corporation
1303 Yonge Street
Toronto, Ontario
M4T 2Y9

Dear Mr. Karp:

This Agreement is being entered into with you in contemplation of the proposed merger (the "Merger") of the business operations of Cineplex Odeon Corporation ("Cineplex") and LTM Holdings Inc. ("LTM") which will result in Cineplex becoming a wholly-owned subsidiary of the merged corporation (to be renamed Loews Cineplex Entertainment Corporation) ("Loews Cineplex"). In connection therewith, Cineplex considers the continuance of a sound and vital management to be essential to protecting and enhancing the best interests of Cineplex, Loews Cineplex and the shareholders of Loews Cineplex (the "Company"). Accordingly, the Board of Directors of Cineplex (the "Board") has determined that appropriate steps should be taken to reinforce and encourage you to continue employment with Cineplex.

This Agreement further amends, with effect from and after completion of the Merger, and again restates the restated agreement dated July 4, 1996 (as subsequently amended) and which was accepted by you on July 4, 1996, governing your employment with Cineplex. If, however, the Merger is not completed for any reason, the aforesaid restated agreement (as subsequently amended) shall continue in full force and effect without reference to this Agreement (except the first sentence of paragraph 4(b)(ii) hereof). If the Merger is completed, Loews Cineplex shall assume this Agreement and agree to cause Cineplex to employ you as contemplated herein and agree to cause Cineplex to pay to you the amounts contemplated herein and Cineplex hereby agrees with you to use its best efforts to cause Loews Cineplex to assume this Agreement as aforesaid.

With the foregoing background, you and Cineplex agree as follows:

1.  Employment and Services

Cineplex will continue to employ you and you will continue to perform your full-time services as Chairman and Chief Executive Officer of Cineplex upon the terms and conditions hereinafter set forth.

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It is expressly understood and agreed that it shall not be a violation of this
Agreement for you to (a) serve on corporate, civic or charitable boards or committees approved by the Chairman of the Compensation Committee of the Board (such approval not to be unreasonably withheld); (b) deliver lectures, fulfil speaking engagements or teach at educational institutions; and (c) manage personal investments; so long as such activities do not materially and adversely affect the performance by you of your responsibilities as an executive of the Company in accordance with this Agreement and do not reflect adversely on the Company to a material extent. It is further understood and agreed that to the extent that any such activities have been conducted by you prior to the Effective Date (as hereinafter defined) and have been notified to the current Chairman of the Compensation Committee of the Board in writing prior to the date hereof, the continued conduct of such activities subsequent to the Effective Date shall thereafter be deemed not to materially and adversely affect your ability to perform your responsibilities hereunder or to reflect adversely on the Company.

You will perform such services as required from time to time by the Board; provided, however, that without your prior consent you shall not be required to perform services other than those comparable in scope and dignity to those typically performed by a Chief Executive Officer of a company which is a wholly-owned subsidiary of a U.S. parent and which carries on a business similar in size and scope to that to be carried on by Cineplex after the Merger. Without limiting the generality of the foregoing, services to be performed by you shall be deemed to be not comparable in scope and dignity as aforesaid if there shall occur a material adverse change in your status, position or salary group or scope of responsibility as an executive in effect as at the Effective Date including, without limitation, (i) a material diminution of the scope of your duties or responsibilities; (ii) the addition to Cineplex of new executive positions with equal or greater title, status or responsibility; (iii) any material change in your reporting responsibility as a result of which you no longer report directly and solely to the Chief Executive Officer of Loews Cineplex; (iv) the assignment to you of any duties or areas of responsibilities which are materially inconsistent with such status or position(s) or responsibilities undertaken as at the Effective Date; or (v) any removal of you from, or any failure to reappoint or re-elect you to, the offices referred to in the first paragraph of this Section 1 (except in connection with the termination of your employment pursuant to Section 7); provided, however, that in the event of any such occurrence, Cineplex shall have ten Business Days following receipt of notice (given in accordance with Section 12) from you to cure such occurrence. For greater certainty, it shall be a material adverse change in your status and position if you shall cease to be a member of the Board or of the Board of Directors of Loews Cineplex, unless such change results from your voluntary resignation or refusal to stand for re-election or unless your appointment to the Board or to the Board of Directors of Loews Cineplex is contrary to applicable laws. In this Agreement, "Business Day" means a day other than a Saturday or Sunday on which banks are open for business during normal business hours in the City of Toronto.

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2.  Results and Proceeds

As your employer, Cineplex shall own all rights in and to the results and proceeds connected with or arising out of, directly or indirectly, your services hereunder.

3.  Term

The term of this Agreement shall commence on the date of completion of the Merger (the "Effective Date") and, subject to Sections 7, 8 and 9A, continue until the third (3rd) anniversary of the Effective Date (the "Expiry Date"), unless extended pursuant to the provisions of this Section 3.

Cineplex and you agree and acknowledge that neither Cineplex nor you has any obligation to renew this Agreement or to continue your employment after expiration of the term hereunder, and Cineplex and you expressly acknowledge that no promises or understandings to the contrary have been made or reached. Subject to Subsection 8(a) and Sections 9A and 10 hereof:

     (a) if you determine not to renew this Agreement upon its expiry, you shall notify Cineplex in writing on or before the date which is one year prior to the Expiry Date (or one year prior to the expiry of any extension of this Agreement provided for herein) (provided that if such date is not a Business Day, on or before the immediately preceding Business Day) (such date one year prior to expiry without adjustment if not a Business Day being herein called the "One Year Notice Date"); or

     (b) if Cineplex determines not to renew this Agreement upon its expiry, Cineplex shall notify you in writing after the date which is six (6) months prior to the One Year Notice Date but on or before the One Year Notice Date, or thereafter on any Business Day during the first six (6) months of the last year of the term hereof (or during the first six (6) months of any extension thereof provided for herein) (such six (6) month period being herein called the "Six-Month Notice Period"), provided that Cineplex may, instead of providing notice of non-renewal on or before the One Year Notice Date, be entitled to deliver written notice to you on or before the One Year Notice Date electing not to renew this Agreement upon its expiry and terminating your employment hereunder effective on the One Year Notice Date. For greater certainty, if Cineplex determines not to renew this Agreement upon its expiry after the One Year Notice Date but during the Six-Month Notice Period, it may not, except as permitted pursuant to Subsection 7(a), deliver to you notice of immediate termination during that period, but only notice of non-renewal as aforesaid.

Failing such notice by either party, the term of this Agreement shall be deemed to have been extended by a period of one year from the date upon which it would otherwise have expired and the "Expiry Date" shall mean the last day of such year. Failure to give such notices from time to time shall again operate to extend the term for further periods of one year each; provided that any extension which would otherwise extend the term beyond your normal retirement age (applicable to employees generally under Company policy) shall only extend the term to your normal retirement age. The parties acknowledge that the normal retirement age is presently 65.

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You and Cineplex hereby agree that the provisions of Section 2 of the Employers and Employees Act (Ontario) shall not apply to this Agreement.

4.  Compensation

     (a)  Base Salary

     For your services rendered under this Agreement, Cineplex shall pay you an annual base salary of U.S. Five Hundred and Fifty Thousand Dollars (U.S. $550,000), or such higher salary as may be determined by the Board at a review to be held annually or more frequently if the Board so determines ("Base Salary"). Base Salary shall be converted into Canadian dollars as hereinafter provided and shall be paid in equal installments on Cineplex's regular paydays during the term, subject to usual and required payroll deductions and withholdings.

     For the period January 1 to June 30 of each year, Base Salary shall be converted into Canadian dollars at the Bank of Canada noon rate on November 15 of the prior year or, if such date is not a Business Day, on the immediately preceding Business Day. For the period July 1 to December 31 of each year, Base Salary shall be converted into Canadian dollars at the Bank of Canada noon rate on May 15 of such year provided that if such date is not a Business Day, on the immediately preceding Business Day. You and Cineplex agree to review the manner in which Base Salary is converted into Canadian dollars in the event of significant changes in the U.S./Canadian exchange rate.

     (b)   Bonus

          (i) You shall be entitled in respect of each year of the term of this Agreement to a bonus ("Minimum Bonus"), paid in cash, of at least U.S. One and Hundred and Fifty-five Thousand Dollars (U.S.$155,000) (pro-rated where appropriate in respect of part years, if any). You acknowledge that the payment of additional bonuses in any year is a matter in the sole discretion of the Board. Cineplex confirms to you its existing policy that the question of bonus payments will be considered by the Board at least annually; that additional bonuses, if any, may be in amounts equal to up to 100% of Base Salary minus Minimum Bonus and may be paid in cash, Loews Cineplex common shares or a combination of the two; and that the decision as to payment and amount will take into account primarily individual performance and corporate performance and may take into account such other secondary factors as the Board deems appropriate. Any decision of the Board with respect to the amount or form of an additional bonus, if any, shall be final and binding upon you. Bonus payments shall be converted into Canadian dollars at the Bank of Canada noon rate on either November 15 or May 15 (or if such date is not a Business Day, the immediately preceding Business Day) depending on the period in which they are paid as provided in Subsection 4(a).

          (ii) You acknowledge receipt of a special one-time non-refundable cash bonus of U.S. Five Hundred Thousand Dollars (U.S.$500,000) paid to you upon the

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          execution of the agreement providing for the Merger. If the Merger is completed, Cineplex agrees to pay you an additional special one-time cash bonus of an additional U.S. Five Hundred Thousand Dollars (U.S.$500,000) within ninety (90) days following the Effective Date.

     (c)  Stock Options

          (i) You acknowledge that the issuance of stock options will be a matter in the sole discretion of the Board of Directors of Loews Cineplex. Subject to the terms of Loews Cineplex's stock option plan, as from time to time in effect, any decision of the Loews Cineplex Board of Directors with respect to the quantity or terms of a stock option grant, if any, will be final and binding on you.

          (ii) Notwithstanding the foregoing, it is acknowledged that, either prior to or contemporaneously with completion of the Merger, or shortly following its completion, but subject to completion of the Merger, it is intended that there will be a grant of options to certain employees of LTM and/or Cineplex (and, depending upon the timing thereof, in respect of shares of Cineplex or shares of Loews Cineplex). Cineplex hereby agrees with you that, upon such grant, you shall receive a grant of options in an amount which is the equivalent of One Million (1,000,000) options in respect of shares of Cineplex if such options had been granted as at the date of this Agreement, which grant shall be priced at the same price as all other options then being granted as aforesaid. Notwithstanding anything to the contrary contained herein or in any stock option plan, all of the options to be granted pursuant to this paragraph 4(c)(ii) shall be fully vested upon their grant to you as aforesaid.

5.  Place and Condition of Employment

You shall not be required, without your consent, to perform your primary duties under this Agreement in a location other than in the Municipality of Metropolitan Toronto, nor shall you be required to travel to a materially greater extent than you were prior to the Effective Date. You agree that you will make yourself available, on a reasonable basis, in New York City from time to time as required by the Chief Executive Officer of Loews Cineplex or by the Board of Directors of Loews Cineplex.

6.  Vacation

You shall be entitled to vacations with pay during the term of this Agreement, which shall in no event be less than four weeks per annum.

7.  Termination by Cineplex

Cineplex may terminate your employment hereunder:

     (a) subject as hereinafter provided, without notice for such cause as would entitle Cineplex at law to terminate your employment without notice; provided such termination

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     occurs within one month of the circumstances providing a basis for such termination first coming to the attention of either the Chief Executive Officer of Loews Cineplex or the Chairman of the Compensation Committee of the Board;

     (b) on not less than 90 days' notice to you in either of the following events:

          (i) you engage in activities outside the scope of your employment which do not meet the requirements for such activities set forth in the second paragraph of Section 1 of this Agreement; or

          (ii) you engage in conduct which constitutes a material breach of the Cineplex Code of Conduct and Confidentiality (a copy of which is attached hereto) as amended from time to time; and

     you fail to desist from such activities or conduct within ten Business Days of being requested to do so in writing by a notice signed by the Chairman of the Compensation Committee of the Board which describes such activity or conduct with reasonable particularity and states the basis on which the Board has determined that such activities or conduct is inconsistent with this Agreement or the Cineplex Code of Conduct and Confidentiality; provided that in the case of any such event referred to in paragraph (ii) which has (to an extent or in a manner which cannot be remedied) materially and adversely affected your ability to perform your responsibilities as an executive of the Company and does reflect adversely on the Company to a material extent, no such request to desist by the Chairman of the Compensation Committee of the Board and ten Business Days cure period shall be required. Notwithstanding the foregoing, Cineplex shall not be entitled to terminate your employment hereunder pursuant to paragraph 7(b)(ii) above if the conduct complained of is the same as, or is substantially similar to, conduct engaged in by other executives of Cineplex which has not given rise to complaint by Cineplex;

     (c) if you have suffered a disability which makes you eligible to receive the maximum benefit payable under Cineplex's long term disability insurance plan; but in no case shall such right be exercised until six months from the date of the commencement of such disability or until the date the first payment is received under the plan, whichever is later;

     (d) on not less than six months' notice to you (or immediate notice together with payment by Cineplex to you of six months' Base Salary and Minimum Bonus) given at any time during the term of this Agreement; or

     (e) as provided in Section 3 of this Agreement.

The rights of Cineplex under this Section 7 shall not be affected by the provisions of Section 9A of this Agreement.

8.  Termination by You

In addition to your rights under Section 9A of this Agreement, you may terminate your employment hereunder:

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     (a) at any time on not less than 90 days' written notice in the event that
     Cineplex gives you notice of non-renewal of this Agreement pursuant to
     Section 3 hereof (as opposed to notice of non-renewal and termination of your employment pursuant to Section 3); or

     (b) at any time on not less than 60 days' written notice in the event that Cineplex fails in any material respect to perform its obligations hereunder or otherwise does or fails to do anything which at law would constitute constructive dismissal; provided that, without limiting the generality of the foregoing, Cineplex shall be deemed to have failed to perform its obligations hereunder in a material respect in the event of:

          (i) a reduction by Cineplex in your Base Salary and/or Minimum Bonus as in effect from time to time;

          (ii) failure by Cineplex to pay or cause to be paid to you any amounts awarded and due to you by way of bonus in accordance with Subsection 4(b) of this Agreement; or

          (iii) the failure by Cineplex to continue in effect any benefit plan listed in Schedule I hereto, special benefit listed in Schedule II hereto, or other similar employee benefit plan introduced by the Board after the Effective Date (which subsequently introduced plan has not been discontinued by resolution of the Board pursuant to a power to do so provided for in the terms of the plan when first introduced) (collectively, "Benefit Plans") in which you are participating from time to time (unless you are otherwise provided with at least substantially similar benefits as evidenced by the written opinion of a nationally recognized employee benefits consulting firm, a copy of which is provided to you), or the taking of any action, or the failure to act, by Cineplex which would adversely affect your continued participation in any of such Benefit Plans (or other substantially similar benefit arrangements) on at least as favourable a basis to you as is the case immediately prior to the Effective Date or which would materially reduce your benefit in the future under any of such Benefit Plans (or other substantially similar benefit arrangements);

     provided that Cineplex shall have ten Business Days following receipt of written notice from you to cure any such occurrence. Your rights under this
     Section 8 shall not be affected by the provisions of Section 9A hereof.

9.  Benefits

During the term of your employment hereunder:

     (a) Cineplex shall reimburse you for your reasonable and necessary business expenses in accordance with its then prevailing policy (which shall include appropriate itemization and substantiation of expenses incurred);

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     (b) You shall be entitled to participate in the Benefit Plans referred to in paragraph 8(b)(iii) hereof (or other substantially similar benefit arrangements referred to in paragraph 8(b)(iii)); and

     (c) You shall be entitled to secretarial, transportation and other facilities commensurate with that which you receive at present.

You further expressly agree and acknowledge that after termination of your employment you are entitled to no additional benefits not expressly set forth in
Section 10 of this Agreement and Schedule II hereto, except as specifically provided under the Benefit Plans (or other substantially similar benefit arrangements referred to in paragraph 8(b)(iii) hereof) and subject in all cases to the terms and conditions of each such plan.

9A.  Optional Early Termination by You Following Completion of Merger

At any time following the Effective Date and until the first anniversary of the Effective Date, you may voluntarily and at your sole option terminate your employment hereunder without giving any reason, provided that your employment has not been otherwise terminated by Cineplex pursuant to Section 7 of this Agreement or by you pursuant to Section 8 of this Agreement. You may exercise the foregoing option to terminate this Agreement by a Notice of Termination (as defined in Section 12 hereof) to Cineplex received not later than the first anniversary of the Effective Date. Such Notice of Termination shall specify an effective date of termination which is 90 days after the Notice of Termination is given.

10.  (A)  Compensation Due to You Upon Termination

     (a) If your employment shall be terminated by you pursuant to Subsection 8(a) hereof, Cineplex shall pay to you in a lump sum in cash on the Employment Termination Date (as defined in Section 12 hereof), the aggregate of the following amounts:

          (i) an amount equal to the aggregate of the Minimum Bonus plus the Base Salary then being paid to you, which aggregate would have otherwise been paid to you from the Employment Termination Date to the Expiry Date; and

          (ii) in the case of compensation, if any, previously deferred, all amounts of such compensation previously deferred and not yet paid by Cineplex.

     (b) If Cineplex shall give notice of non-renewal of this Agreement pursuant to Section 3 hereof on or before the One Year Notice Date (as opposed to notice of non-renewal and termination of your employment pursuant to
     Section 3) and you do not terminate your employment pursuant to Subsection 8(a) hereof, Cineplex shall pay to you in a lump sum in cash on the Expiry Date, the aggregate of the following amounts:

          (i) an amount equal to one times the aggregate of the Minimum Bonus plus the Base Salary then being paid to you; and

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          (ii) in the case of compensation, if any, previously deferred, all amounts of such compensation previously deferred and not yet paid by Cineplex.

     (c) If Cineplex shall give notice of non-renewal and termination of your employment pursuant to Section 3 hereof on or before the One Year Notice Date (as opposed to notice of non-renewal of this Agreement pursuant to Section 3), Cineplex shall pay to you in a lump sum in cash on the Employment Termination Date, the aggregate of the following amounts:

          (i) an amount equal to two times your Average Compensation (as defined in Subsection 10(A)(e) hereof); and

          (ii) in the case of compensation, if any, previously deferred, all amounts of such compensation previously deferred and not yet paid by Cineplex.

     (d) If Cineplex shall give notice of non-renewal of this Agreement pursuant to Section 3 hereof within the Six-Month Notice Period and you do not terminate your employment pursuant to Subsection 8(a) hereof, Cineplex shall pay to you in a lump sum in cash on the Expiry Date, the aggregate of the following amounts:

          (i) an amount equal to two times your Average Compensation, less the aggregate of the Minimum Bonus plus the Base Salary paid to you from the date of your receipt of such notice of non-renewal to the Expiry Date; and

          (ii) in the case of compensation, if any, previously deferred, all amounts of such compensation previously deferred and not yet paid by Cineplex.

     (e) For the purposes of paragraphs 10(A)(c)(i) and 10(A)(d)(i) of this Agreement, "Average Compensation" means the sum of the Base Salary and any bonus (including, without limitation, Minimum Bonus), in both cases, paid or payable to you for, or in respect of, the three (3) calendar years immediately preceding the year in question, all divided by 3. For these purposes, the year in question means:

          (i) for the purposes of paragraph 10(A)(c)(i) hereof, the year in which the One Year Notice Date occurs; or

          (ii) for the purposes of paragraph 10(A)(d)(i) hereof, the year in which the Expiry Date occurs.

     In any such case, the amounts in question shall be as reported on Revenue Canada Taxation Form T-4 and, if applicable, T-4A issued by Cineplex. For the purposes of determining Average Compensation, any bonus which was awarded otherwise than in cash shall be valued at the fair market value thereof which, in the case of common shares of Cineplex and/or Loews Cineplex, shall be deemed to be the closing price on The Toronto Stock Exchange on the trading day immediately preceding the date on which the bonus was paid or became payable.

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     (f)  If your employment shall be terminated by you pursuant to Subsection
     8(b) hereof, Cineplex shall pay to you in a lump sum in cash on the Employment Termination Date, the greater of:

          (i)  the aggregate of the following amounts:

               (1)  an amount equal to the greater of:

                    (x) an amount equal to the amount, if any, by which the most recent annual bonus awarded to you exceeded the Minimum Bonus, plus an amount equal to the aggregate of the Minimum Bonus plus the Base Salary (prior to any reduction thereof as provided in paragraph 8(b)(i) hereof) then being paid to you which would have otherwise been paid to you from the Employment Termination Date to the Expiry Date, or

                    (y) two times the sum of (1) the amount, if any, by which the most recent bonus awarded to you exceeded the Minimum Bonus, (2) the Base Salary (prior to any reduction thereof as provided in paragraph 8(b)(i) hereof) then being paid to you, and (3) the Minimum Bonus (prior to any reduction thereof as provided in paragraph 8(b)(i) hereof) then being paid to you; and

               (2) in the case of compensation, if any, previously deferred, all amounts of such compensation previously deferred and not yet paid by Cineplex; or

          (ii) the aggregate of the following amounts:

               (1) an amount equal to the Aggregate Compensation which would have otherwise been paid to you from the Employment Termination Date to the Expiry Date;

               (2)  an amount equal to one times your Aggregate Compensation;
               and

               (3) in the case of compensation, if any, previously deferred, all amounts of such compensation previously deferred and not yet paid by Cineplex.

     For the purposes of this Subsection 10(A)(f), "Aggregate Compensation" means the sum of the Base Salary and any bonus (including, without limitation, Minimum Bonus), in both cases, paid or payable to you for, or in respect of, the three (3) calendar years immediately preceding the year in which the notice in question is given by you, all divided by 3. In any such case, the amounts in question shall be as reported on Revenue Canada Taxation Form T-4 and, if applicable, T-4A issued by Cineplex. For the purposes of determining aggregate compensation, any bonus which was awarded otherwise than in cash shall be valued at the fair market value thereof which, in the case of common shares of Cineplex and/or Loews Cineplex, shall be deemed to be the closing price on The Toronto Stock

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     Exchange on the trading day immediately preceding the date on which the bonus was paid or became payable.

     (g) If your employment shall be terminated by you pursuant to Section 9A of this Agreement, Cineplex shall, at your option, pay to you in a lump sum in cash on the Employment Termination Date:

          (i) an amount calculated pursuant to Subsection 10(A)(f) of this Agreement as if your Employment Termination Date was the Effective Date (and notwithstanding that you are also entitled to be paid your Base Salary and Minimum Bonus for the period between the Effective Date and your actual Employment Termination Date); or

          (ii) an amount equal to the greater of:

               (1)  the aggregate of:

                    (x) an amount equal to the aggregate of the Minimum Bonus plus the Base Salary then being paid to you, which would have otherwise been paid to you from the Employment Termination Date to the Expiry Date; and

                    (y) in the case of compensation, if any, previously deferred, all amounts of such compensation previously deferred and not yet paid by Cineplex; or

               (2)  the aggregate of:

                    (x) if not theretofore paid, your Aggregate Compensation (as hereinafter defined) for a period equal to the greater of: (1) the period from the Effective Date to the Employment Termination Date; and (2) six months;

                    (y) an amount equal to two times your Aggregate Compensation; and

                    (z) in the case of compensation, if any, previously deferred, all amounts of such compensation previously deferred and not yet paid by Cineplex.

          For the purposes of this paragraph 10(A)(g)(ii)(2), "Aggregate Compensation" means the sum of the Base Salary and bonus (including, without limitation, Minimum Bonus) paid or payable to you for, or in respect, of the period of one year immediately preceding the Effective Date, provided that if no bonus other than Minimum Bonus was paid or payable to you for, or in respect of, such period, there shall be added to the said Base Salary the amount of the then most recent bonus (including, without limitation, Minimum Bonus) paid or payable to

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          you for, or in respect of, a period of one year. For the purposes of determining Aggregate Compensation, any bonus which was awarded otherwise than in cash shall be valued at the fair market value thereof which, in the case of common shares of Cineplex and/or Loews Cineplex, shall be deemed to be the closing price on The Toronto Stock Exchange on the trading day immediately preceding the date on which the bonus was paid or became payable.

     In each such case, the calculations in question shall be made as if your Employment Termination Date was the Effective Date (and notwithstanding that you are also entitled to be paid your Base Salary and Minimum Bonus for the period between the Effective Date and your actual Employment Termination Date).

     (h) If your employment shall be terminated by Cineplex pursuant to Subsection 7(d) of this Agreement, Cineplex shall pay to you in a lump sum in cash on the Employment Termination Date, the aggregate of the following amounts:

          (i) an amount equal to the Aggregate Compensation which would have otherwise been paid to you from the Employment Termination Date to the Expiry Date;

          (ii)   an amount equal to one times your Aggregate Compensation; and

          (iii) in the case of compensation, if any, previously deferred, all amounts of such compensation previously deferred and not yet paid by Cineplex.

     For the purposes of this Paragraph 10(A)(h), "Aggregate Compensation" means the sum of the Base Salary and any bonus (including, without limitation, Minimum Bonus), in both cases, paid or payable to you for, or in respect of, the three (3) calendar years immediately preceding the year in which the Employment Termination Date occurs, all divided by 3. In any such case, the amounts in question shall be as reported on Revenue Canada Taxation Form T-4 and, if applicable, T-4A issued by Cineplex. For the purposes of determining aggregate compensation, any bonus which was awarded otherwise than in cash shall be valued at the fair market value thereof which, in the case of common shares of Cineplex and/or Loews Cineplex, shall be deemed to be the closing price on the Toronto Stock Exchange on the trading date immediately preceding the date on which the bonus was paid or became payable. Notwithstanding the foregoing, if your employment shall be terminated by Cineplex pursuant to Subsection 7(d) of this Agreement at any time following the Effective Date and until the first anniversary of the Effective Date, Cineplex shall pay to you the greater of the amount to which you would be entitled pursuant to this Subsection 10(A)(h) or pursuant to Subsection 10(A)(g) of this Agreement.

     (B)  Benefits Due to You Upon Termination

     (a)  Benefits

     If your employment shall be terminated by you pursuant to Sections 8 or 9A or if Cineplex shall give a notice pursuant to Subsection 7(d) or Section 3 of this Agreement:

          (i) Subject as hereinafter provided, for a period of two and one-half years following the Employment Termination Date Cineplex shall continue benefits to you and/or your family under the Benefit Plans (or other substantially similar arrangements referred to in paragraph 8(b)(iii) hereof) at least equal to those which would have been provided to them if your employment had not terminated, if and as in effect at any time during the 90 day period immediately preceding the Employment Termination Date or, if more favourable to you, as in effect at any time thereafter during such two and one-half year period with respect to other key executives and their families.

          (ii) Cineplex shall use its best efforts to make such arrangements with you (at no material additional net cost to itself) as may be necessary to permit continuation of benefits as contemplated by paragraph 10(B)(a)(i)(1) hereof. If under the terms of any Benefit Plan (or other substantially similar benefit arrangements referred to in paragraph 8(b)(iii) hereof) it is not possible to continue as aforesaid the benefit of such Benefit Plan (or other such arrangements) following termination of your employment, Cineplex shall provide at least substantially similar benefits (as evidenced by the written opinion of a nationally recognized employee benefits consulting firm, a copy of which will be provided to you) unless such replacement benefit exceeds in its cost that of the original benefit, in which event Cineplex shall be obliged only to provide a replacement benefit to the extent of its cost of the original Benefit Plan (or other such similar arrangements).

          (iii) Cineplex shall provide to you a lifetime courtesy admission pass for you and one guest.

     (b)  Stock Option Arrangements

     Notwithstanding any other provisions relating to the acceleration of the vesting of options in any Cineplex or Loews Cineplex stock option plan or agreement, subject to regulatory approval, in the event you terminate your employment pursuant to Subsection 8(b) or Section 9A or Cineplex terminates your employment for any reason, then all stock options previously granted to you shall immediately vest upon the Employment Termination Date.

     In addition, subject to regulatory approval, you (or your personal representative) shall remain entitled to exercise any stock options previously granted to you and then exercisable at any time until the expiration of the full term of the exercise period relating to each of such vested stock options. In connection with the termination of your employment, Cineplex shall use its best efforts to make such arrangements with you (at no material cost to Cineplex) or to obtain necessary regulatory clearances (at no material inconvenience to Cineplex) as may be necessary to permit the accelerated vesting and continuation of such vested stock options as aforesaid. Your rights under this Subsection (b) are in addition to your rights under any stock option plans and agreements.

     (C) General Provisions Re: Amounts Due to You Upon Termination

     (a)  No set-off

     Except as provided in Schedule II hereto and except for claims for monies actually due and payable to Cineplex by you, Cineplex's obligation to make the payments provided for in this Section 10 and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other claim (based on termination by Cineplex or otherwise), right or action which Cineplex may have against you or others.

     (b)  Withholdings

     All payments made to you pursuant to this Section 10 shall be subject to any withholding of (or in respect of) tax required by law provided that such withholding shall be at the lowest amount permitted by law.

     (c)  US/Canadian conversions

     All cash payments pursuant to Section 10(A) shall be converted to Canadian dollars at the Bank of Canada noon rate on either November 15 or May 15 (or if such date is not a Business Day, the immediately preceding Business Day) depending on the period in which they are paid as provided in Subsection 4(a) of this Agreement.

     (d)  Tax Planning

     Provided that there is no additional cost to Cineplex, Cineplex will cooperate with you to structure payments provided for in this Section 10 in a manner which will be most tax effective for you.

     (e)  Calculations of bonuses

     In any of the calculations carried out pursuant to this Section 10, the bonus paid or payable to you with respect to 1997 shall be deemed to have been U.S. One Hundred and Fifty-Five Thousand Dollars ($155,000) and the special one-time bonuses referred to in paragraph 4(b)(ii) of this Agreement shall be ignored.

10A.  Non-Competition

If you terminate your employment pursuant to Section 9A of this Agreement and if you opt to be paid the amount contemplated in paragraph 10(A)(g)(ii) of this Agreement, then you covenant and agree that you will not, for a period of one
(1) year from the Employment Termination Date, directly or incorrectly, in any manner whatsoever, including, without limitation, either individually or in partnership or jointly, or in conjunction with any other person or persons, firm, association, syndicate, company or corporation, as principal, agent, shareholder, consultant, employee or in any other manner whatsoever, carry on or be engaged in the business of exhibiting motion pictures within North America.

You acknowledge and agree that all restrictions contained in this Section and in
Section 10B of this Agreement are reasonable and valid and all defenses to the strict enforcement thereof by Cineplex are hereby waived by you. If any covenant contained in this Section or in Section 10B or any portion of either or both of such Sections shall be held to be unreasonable for any reason, then such covenant shall be given effect to in such reduced form as may be decided by any court of competent jurisdiction, the intent being that such covenant shall have effect to the maximum extent permitted by law. If, notwithstanding the foregoing, any covenant or any portion of any such covenant should be held to be unenforceable or be declared invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of this Section or Section 10B and such enforceable or invalid covenant or portion thereof shall be severable from the remainder of this Section or
Section 10B.

Notwithstanding the restrictions contained in this Section, nothing herein shall restrict you from, directly or indirectly, acquiring or holding share investments in a public company whose shares are listed on a recognized stock exchange or on an over-the-counter market, where such share investment does not in the aggregate exceed 5% of any class of shares of such company and where you are only a passive investor in such company.

For purposes of clarity, it is hereby acknowledged that:

     (a) if you terminate your employment pursuant to Section 9A of this Agreement and if you opt to be paid the amount contemplated in paragraph l0(A)(g)(i) of this Agreement, or

     (b) if Cineplex terminates your employment pursuant to Section 7 of this Agreement or you terminate your employment pursuant to Section 8 hereof,

you shall, subject to the provisions of Section 10B of this Agreement, be entitled to, directly or indirectly, in any manner whatsoever, including, without limitation, either individually or in partnership or jointly, or in conjunction with any other person or persons, firm, association, syndicate, company or corporation, as principal, agent, shareholder, consultant, employee or in any other manner whatsoever, carry on or be engaged in the business of exhibiting motion pictures within North America.

10B.  Confidentiality

All confidential records, material and information and copies thereof, and all trade secrets concerning the business or affairs of Cineplex obtained by you in the course of your employment shall remain the exclusive property of Cineplex. During your employment, you shall not reveal, divulge or make known the contents of such confidential records or any of such confidential information or trade secrets to any person or entity other than to Cineplex, Cineplex's qualified employees, Cineplex's professional advisors and other persons on a "need to know" basis in connection with matters directly relating to Cineplex, and you shall not, following the termination of your employment hereunder for any reason, reveal, divulge or make known the contents of such confidential records or any of such confidential information or trade secrets to any person or entity for any purpose whatsoever or make use thereof for your own or any other person's or entity's benefit. For the purposes hereof, confidential records, material and information include information known or used by Cineplex in connection with its business including, but not limited to, any design, prototype, compilation of information, data, program, code, method, technique or process, information relating to any product device, equipment or machine, information about or relating to Cineplex's customers and suppliers and Cineplex's markets and marketing plans, present and future, information about or relating to Cineplex's potential business ventures and locations, financial information of all kinds relating to Cineplex and its activities, all inventions, ideas, and related material but does not include any of the foregoing which is or becomes a matter of public knowledge.

11.  Legal Costs

Cineplex agrees to pay (as incurred by you) to the full extent permitted by law, all legal fees and expenses which you may reasonably incur as a result of any contest by Cineplex or others relating to this Agreement in which you are substantially successful on the merits.

12.  Notices

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

  If to you:           Mr. Allen Karp
                       Cineplex Odeon Corporation
                       1303 Yonge Street
                       Toronto, Ontario
                       M4T 2Y9

  with a copy to:      Mr. Allen Karp
                       88B Crescent Road
                       Toronto, Ontario
                       M4W 1T5

  If to Cineplex:      Cineplex Odeon Corporation
                       1303 Yonge Street
                       Toronto, Ontario
                       M4T 2Y9

                       Attention:  Chairman of the Compensation Committee
  with a copy to:      Loews Cineplex Entertainment Corporation
                       711 Fifth Avenue
                       11th Floor
                       New York, New York
                       10022

                       Attention:  President

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

Any termination by either party pursuant to this Agreement shall be communicated by Notice of Termination to the other given in accordance with this Section 12. For purposes of this Agreement, a "Notice of Termination" means a written notice which:

     (a) states the specific provision of this Agreement relied upon;

     (b) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so stated; and

     (c) if the termination date is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice, except as otherwise may be provided in this Agreement) (the "Employment Termination Date").

13.  No Mitigation

You shall not be obligated to seek other employment or otherwise mitigate the amounts payable to you under any of the provisions of this Agreement, nor shall any amounts payable to you hereunder be reduced by any compensation earned by you as a result of employment by another employer after the Employment Termination Date, or otherwise.

14.  Successors

This Agreement shall inure to the benefit of and be binding upon Cineplex and its successor by way of merger, amalgamation, reorganization or otherwise. Cineplex shall not take any action or enter into any contract as a result of which Cineplex would not be able to make the payments herein provided for in the event of your termination of employment.

15.  Severability; Entire Agreement; Amendments

This Agreement has been fully authorized by all necessary corporate action on the part of Cineplex; constitutes a valid and legally binding obligation of Cineplex; and sets forth the entire understanding between us. There are no terms, conditions, representations, warranties or covenants other than those contained herein. No terms or provision of this Agreement may be amended, waived, released, discharged or modified in any respect except in writing, signed by the appropriate party(s). No waiver of any breach or default shall constitute a waiver of any other breach or default whether of the same or any other covenant or condition. A delay or failure to assert rights or a breach of this Agreement shall not be deemed to be a waiver of such rights either with respect to that breach or any subsequent breach. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

16.  Cineplex Code of Conduct and Confidentiality

Attached hereto and made a part of this Agreement is a copy of the Cineplex Code of Conduct and Confidentiality. You confirm that you have read, understand and will comply with such Code of Conduct and Confidentiality, and any amendments thereto which you receive, such amendments to be consistent with the tenor of the current Code of Conduct and Confidentiality and not in violation of public policy.

17.  Governing Law

This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

                                 Yours very truly,

                                 CINEPLEX ODEON CORPORATION


                                 By:  /s/ Robert Rabinovitch
                                      ----------------------
                                          ROBERT RABINOVITCH



AGREED this 28th day of November, 1997.

/s/  Allen Karp
-------------------------
     ALLEN KARP